Exhibit 99.1
LIFECORE BIOMEDICAL REPORTS RESULTS FOR FIRST QUARTER ENDED SEPTEMBER 30, 2006
Meets Q1 Guidance / Maintains FY 2007 Guidance
CHASKA, MN. — October 17, 2006 — LIFECORE BIOMEDICAL, INC. (Nasdaq: LCBM) today reported net sales of $15.0 million in the first quarter ended September 30, 2006, an increase of 12 percent over net sales of $13.4 million in the first quarter of fiscal year 2006.
Net income of $1,139,000, or $.08 per diluted share, was posted for the quarter compared to net income of $1,045,000, or $.08 per diluted share, in the quarter ended September 30, 2005. First quarter results include expenses for stock options in the amount of $313,000 and $190,000 for fiscal 2007 and 2006, respectively. Income tax expense of $713,000 at an effective rate of 38.5% was recorded in the first quarter compared to $563,000 at an effective rate of 35% in the quarter a year ago.
“We are satisfied with the first quarter results,” said Dennis J. Allingham, President and CEO. “Sales and profits for the quarter were in-line with our guidance.”
The Company reported a cash and cash equivalents balance of $28.1 million at September 30, 2006. Cash effects associated with the income tax expenses reflected in the first quarter operating results were minimal due to the utilization of the Company’s net operating loss carry forwards.
Hyaluronan Division
Net sales from the Hyaluronan Division for the first quarter were $4.8 million, a slight increase from the $4.7 million reported in the same quarter last year.
The Division reported operating income of $996,000 in the first quarter compared to operating income of $1,138,000 in the first quarter of fiscal year 2006. The decline resulted from additional costs associated with product development and increased stock option expense.
“Sales in the orthopedic segment and revenues from product development accounted for the increase,” said Dennis J. Allingham, President & CEO. “We continue to focus our development efforts on opportunities for existing business segments as well as new ones, including the aesthetic market.”
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Dental Division
Net sales from the Dental Division for the first quarter were $10.2 million, an increase of 17% from the $8.8 million recorded in the first quarter last year. Domestic sales grew 16% for the quarter. International sales growth improved for the quarter at 18%.
The Division reported operating income of $510,000 for the first quarter compared to operating income of $429,000 in the first quarter of fiscal year 2006.
“Sales of the Prima™ Implant System continued to drive domestic sales growth,” said Dennis J. Allingham, President & CEO. “We were pleased to see that actions taken over the past two quarters were effective with the improved rate of international sales growth.”
Outlook
In-line with the first quarter guidance and subsequent performance the Company is maintaining its fiscal year guidance. The Company expects fiscal year 2007 sales of $70 to $72 million, an increase of 11 to 14 percent over fiscal year 2006. Net income is expected to increase 19 to 27 percent with earnings per share of $.61 to $.65 per diluted share.
The Company expects sales of $16.6 to $17.0 million in the second quarter of fiscal year 2007 with earnings per diluted share of $.10 to $.12.
The Company added, factored into this guidance are expected second quarter sales decreases or delays with two hyaluronan products. They cited delays in OUS regulatory approval for their orthopedic viscosupplement, Ortholure™, and a distributor in France discontinuing orders for a private label ophthalmic viscoelastic due to competitive market conditions.
The Company expects second quarter growth to be driven by the Dental business and indicated that the domestic sales force expansion has been completed.
Conference Call
As previously announced, the Company will host a conference call today at 3:45 p.m. Central Time to discuss first quarter results. A live web cast of the call is available through the Company’s website at www.lifecore.com. After selecting the INVESTOR INFO tab, select CALENDAR OF EVENTS from the INVESTOR INFO & RESEARCH menu at the right side of the page and follow the instructions for participation. A replay of the web cast will be available shortly after completion of the call. To select the archived replay, select AUDIO ARCHIVES from the INVESTOR INFO & RESEARCH tools menu at the right side of the screen. The conference call will also be available at www.earnings.com.
The conference call may include forward-looking statements. See the cautionary information about such statements in the “Safe-Harbor Statement” section below.
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Safe-Harbor Statement
Certain statements in this release regarding Lifecore’s anticipated future sales and financial results are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Numerous risks and uncertainties may affect whether such results are actually achieved. These include the timing of orders from customers, continued market acceptance of the Company’s products, rate of sales force expansion, timing of regulatory approvals, success of new product development efforts, the likelihood and timing of the return of the Company’s adhesion prevention product to the market, and other factors. These risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2006, and other, more recent filings. Actual results may differ materially from anticipated results.
About Lifecore Biomedical
Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets.
News and general information are available through the Company’s website at www.lifecore.com or by telephone at 952-368-4300.
Contact:
           Dennis J. Allingham, President and CEO
           David M. Noel, Vice President of Finance and CFO
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Lifecore Biomedical, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	June 30,
	2006	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,110,000	$26,638,000
Accounts receivable	12,065,000	12,564,000
Inventories	12,912,000	12,217,000
Deferred income taxes, net	5,640,000	4,865,000
Prepaid expense	1,154,000	1,084,000

Total current assets	59,881,000	57,368,000

PROPERTY, PLANT AND EQUIPMENT, NET	23,037,000	23,250,000

LONG-TERM INVENTORY	1,315,000	1,406,000
DEFERRED INCOME TAXES, NET	354,000	1,694,000
OTHER ASSETS	5,481,000	5,520,000

	$90,068,000	$89,238,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,010,000	$6,898,000
Long-term obligations	4,734,000	4,804,000
Shareholders’ equity	79,324,000	77,536,000

	$90,068,000	$89,238,000

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Lifecore Biomedical, Inc.
Consolidated Statements of Earnings
(Unaudited)

	Three Months Ended
	September 30,
	2006	2005
Net sales	$15,010,000	$13,425,000
Cost of goods sold	5,572,000	5,074,000

Gross profit	9,438,000	8,351,000

Operating expenses
Research and development	1,096,000	1,014,000
Marketing and sales	4,912,000	4,064,000
General and administrative	1,924,000	1,706,000

	7,932,000	6,784,000

Operating income	1,506,000	1,567,000

Other income (expense)
Interest income	331,000	135,000
Interest expense	(64,000)	(56,000)
Currency transaction gains (losses)	73,000	(24,000)
Other	6,000	(14,000)

	346,000	41,000

Income before income taxes	1,852,000	1,608,000

Income tax expense	713,000	563,000

Net Income	$1,139,000	$1,045,000

Net income per share
Basic	$0.09	$0.08

Diluted	$0.08	$0.08

Weighted average shares outstanding
Basic	13,223,448	13,059,567

Diluted	13,672,260	13,460,056

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Lifecore Biomedical, Inc.
Divisional Statements of Earnings
Three Months Ended September 30,
(Unaudited)

	Hyaluronan Division		Dental Division		Consolidated
	2006	2005	2006	2005	2006	2005
Net sales	$4,779,000	$4,661,000	$10,231,000	$8,764,000	$15,010,000	$13,425,000
Cost of goods sold	2,122,000	2,059,000	3,450,000	3,015,000	5,572,000	5,074,000

Gross profit	2,657,000	2,602,000	6,781,000	5,749,000	9,438,000	8,351,000

Operating expenses
Research and development	716,000	620,000	380,000	394,000	1,096,000	1,014,000
Marketing and sales	196,000	183,000	4,716,000	3,881,000	4,912,000	4,064,000
General and administrative	749,000	661,000	1,175,000	1,045,000	1,924,000	1,706,000

	1,661,000	1,464,000	6,271,000	5,320,000	7,932,000	6,784,000

Operating income	$996,000	$1,138,000	$510,000	$429,000	$1,506,000	$1,567,000

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